10f-3 REPORT

SMITH BARNEY FUNDAMENTAL VALUE FUND INC.

February 1, 2004 through April 30, 2004


            Trade				    % of
Issuer	    Date      Dealer	Amount	  Price	  Issue(1)
Assured   4/22/04    Bank of    534,700   18.00     1.09
Guaranty             America

Kinetic   2/23/04    Merrill     11,100   30.00     0.08
Concepts Inc.         Lynch

Shinsei   2/9/04     Morgan     131,500    4.97     0.03
Bank                 Stanley

Weyerhauser 4/29/04  Morgan      93,200   59.00     0.64
Co.                  Stanley


(1) Represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering.






10f-3 REPORT

SMITH BARNEY FUNDAMENTAL VALUE FUND INC.

May 1, 2004 through July 31, 2004

            Trade					% of
Issuer	    Date      Dealer	Shares	Amount	  Price	Issue(1)
Allegheny  7/22/2004 JPMorgan 242,800 $4,249,000 $17.50 2.43%
Tech Inc.



(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.